Exhibit 99.1

©2022 1

Disclaimer 2 ©2022 OCTOBER 2022 This presentation and the information contained herein are strictly confidential . This presentation may not be retained by you, and neither this presentation nor the information contained herein may be reproduced, redistributed or provided to any other person or published, in whole or in part, for any purpose, without the express and prior written consent of Complete Solar, Inc . , The Solaria Corporation (together, the “Companies”), and Freedom Acquisition I Corp . (“Freedom”) . This presentation contains “forward - looking” statements about Complete Solar, Inc . , The Solaria Corporation (together, the “Companies”), and Freedom Acquisition I Corp . (“Freedom”) and their industries, and that involve substantial risks and uncertainties . All statements other than statements of historical facts, including statements regarding the Companies and Freedom’s strategies, future financial condition, future operations, projected costs, prospects, plans, objectives of management and expected market growth, are forward - looking statements . In some cases, you can identify forward - looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “positioned,” “potential,” “predict,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology . The Companies and Freedom have based applicable forward - looking statements largely on their current expectations, estimates, forecasts and projections about future events and financial trends that the Companies and Freedom believe may affect their financial condition, results of operations, business strategy and financial needs . Although the Companies and Freedom believe that they have a reasonable basis for each forward - looking statement contained in this presentation, the Companies and Freedom cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward - looking statements will be achieved or occur at all . Furthermore, if the forward - looking statements prove to be inaccurate, the inaccuracy may be material . Except as required by law, the Companies and Freedom undertake no obligation to update any forward - looking statements, whether as a result of new information, future events or otherwise . You are cautioned not to place undue reliance on forward - looking statements . This presentation shall not constitute an offer to sell or the solicitation of an offer to buy any securities of the Companies or Freedom, nor shall there be any sale of any securities of the Companies or Freedom in any jurisdiction in which, or to any investor to whom, such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction . In connection with the proposed transaction, Freedom intends to file a registration statement on Form S - 4 (as it may be amended, the “Registration Statement”) with the SEC, which will include a preliminary prospectus and proxy statement of Freedom, referred to as a proxy statement/prospectus . Such documents are not currently available . When available, a final proxy statement/prospectus will be sent to all Freedom shareholders . Freedom will also file other documents regarding the proposed transaction with the SEC . Shareholders of Freedom are advised to read, when available, the Registration Statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information . Shareholders will be able to obtain free copies of the Registration Statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by Freedom (when available) through the website maintained by the SEC at http : //www . sec . gov or upon written request to Freedom Acquisition I Corp . , 14 Wall Street, 20 th Floor, New York, NY 10005 . Freedom and the Companies and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Freedom’s shareholders in connection with the proposed transaction . A list of the names of such directors and executive officers and information regarding their interests in the proposed transaction will be contained in the proxy statement/prospectus when available . You may obtain free copies of these documents as described in the preceding paragraph . This presentation is not intended to be all - inclusive or to contain all the information that a person may desire in considering an investment in the Companies or Freedom and is not intended to form the basis of any investment decision in the Companies or Freedom . You should consult your own legal, regulatory, tax, business, financial and accounting advisors to the extent you deem necessary, and you must make your own investment decision and perform your own independent investigation and analysis of an investment in the Companies or Freedom and the transactions contemplated in this presentation .

Disclaimer 3 ©2022 OCTOBER 2022 NEITHER THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE OR TERRITORIAL SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR DETERMINED IF THIS PRESENTATION IS TRUTHFUL OR COMPLETE . This presentation contains information concerning the Companies’ products, services and industry, including market information and growth rates of the markets in which the Companies participate, that may be based on industry surveys and publications or other publicly available information, other third - party survey data and research reports . Such information involves assumptions and limitations ; therefore, there can be no guarantee as to the accuracy or reliability of such assumptions and you are cautioned not to give undue weight to this information . Further, no representation is made as to the reasonableness of the assumptions made within or the accuracy or completeness of any projections or modeling or any other information contained herein . Any data on past performance or modeling contained herein is not an indication as to future performance . Such modelling data is subject to change . None of the Companies or Freedom has independently verified any third - party information . Similarly, any third - party survey data and research reports, while believed by the Companies to be reliable, may be based on limited sample sizes and have not been independently verified by the Companies or Freedom . In addition, projections, assumptions, estimates, goals, targets, plans and trends of the future performance of the industry in which the Companies operate, and their future performance, are necessarily subject to uncertainty and risk due to a variety of factors, including those described above . Such and other factors could cause results to differ materially from those expressed in any estimates made by independent parties and by the Companies and Freedom . None of Companies and Freedom assumes any obligation to update the information in this presentation . Certain financial information and data contained in this presentation may be unaudited and may not conform to Regulation S - X promulgated under the Securities Act of 1933 , as amended . Accordingly, such information and data may not be included in, may be adjusted in or may be presented differently in, any proxy statement or registration statement to be filed by the Companies or Freedom with the SEC . This presentation may contain “non - GAAP financial measures” that are financial measures that either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with U . S . generally accepted accounting principles (“GAAP”) . Because not all companies use identical calculations, any presentations of non - GAAP financial measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company . The Companies and Freedom, as applicable, own or have rights to various trademarks, service marks and trade names that they use in connection with the operation of their respective businesses . This presentation may also contain trademarks, service marks, trade names and copyrights of third parties, which are the property of their respective owners . The use or display of third parties’ trademarks, service marks, trade names or products in this presentation is not intended to, and does not imply, a relationship with the Companies or Freedom, or an endorsement or sponsorship by or of the Companies or Freedom . Solely for convenience, the trademarks, service marks, trade names and copyrights referred to in this presentation may appear without the TM, SM, * or © symbols, but such references are not intended to indicate, in any way, that the Companies or Freedom, as applicable, will not assert, to the fullest extent under applicable law, their rights or the right of the applicable licensor to these trademarks, service marks, trade names and copyrights . All trademarks, names, logos, text, graphics, and other content that are the property of the Companies or Freedom may not be used or reproduced without the express written consent of the Companies or Freedom, as applicable . All rights reserved .

4 ©2022 4 PRESENTATION Section I

Complete Solaria, Inc. Investor Presentation Announcement of SPAC Merger and Private Merger Complete Solaria, Inc. is going public by way of a SPAC Merger with Freedom Acquisition I Corp. Supply the solar industry with the best solar products and services Provide the highest quality experience to home and business owners Dramatically expand the market for solar Complete Solaria, Inc. is born out of the recently announced merger between Complete Solar Holding Corporation and The Solaria Corporation Sales enablement and fulfillment platform 5 ©2022 OCTOBER 2022 Beautiful, high - performance panels Complete Solaria presents a new solar business model that addresses the unmet needs of the solar market

6 ©2022 OCTOBER 2022

Market forces and policy continue to propel the solar industry • USA Inflation Reduction Act (“IRA”) • Russia - Ukraine War • Climate Change • Energy Security The market for solar is huge and growing rapidly Additional Growth due to IRA TBD Aug 16, 2022 – Largest clean energy initiative in U.S. history signed into law World (2021A): 971 GW US and Europe (2021A): 319 GW World (2025E): 2,281 GW US and Europe (2025E): 661 GW US and EU markets double every four years 1 – Bloomberg New Energy Finance, Installation data for high scenario, September 2022 7 ©2022 OCTOBER 2022 Strong tailwinds will continue to support growth

However, the US residential solar market is still largely untapped

Companies need to do more to realize the market's potential

Key Points

- Market penetration rates reached ~4.1% in recent years[1]
- ~17% annual growth for 10 years only results in an adoption rate of ~18%[2]
- Yet, many states like CA and HI have 100% renewable energy targets by 2045[3]
- **The industry is not achieving the market potential** despite strong market and policy tailwinds



88 million
Single-family homes
(available market today)
16 million
Homes with solar
(Projected by 2032)
Only 18% market penetration
3.65 million
Homes with solar (Oct '22)
4.1% market penetration

1 – US Form EIA 861M (June 2022); US Census Bureau, American Housing Survey 2021; Note: Analysis assumes an average system size of 7 KW (https://www.eia.gov/electricity/data/eia861m/)
2 – U.S. Census Bureau, American Housing Survey 2021; Note: "Single-family homes" refers to single-family detached units and the future number of units is estimated assuming the number of units grows at a CAGR of 0.8%, consistent with U.S. Census Bureau historical data for 2011-2021 (https://data.census.gov/cedsci/table?q=DP04&tid=ACSDP1Y2021.DP04)
3 – NPR, "California Set Goal of 100 Percent Clean Electric Power by 2045", September 2018 (https://www.npr.org/2018/09/10/646373423/california-sets-goal-of-100-percent-renewable-electric-power-by-2045)

8
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The industry can better meet the needs of homeowners Better products, consumer education, and processes will drive greater consumer adoption Homeowner PRODUCT Better aesthetics, design, and power output SALES PROCESS Multiple channels, trusted advisors – not just door to door and call centers FULFILLMENT Fast turnaround and world - class fulfillment ? 9 ©2022 OCTOBER 2022 ? ? ? ? ?

Complete Solaria combines beautiful products with new sales and deployment The combined company meets the needs of the market in order to drive greater adoption Differentiated Products Sales Enablement Financing Solutions System Fulfillment Customer Benefits • Aesthetically pleasing, powerful solar products • Sold through channels enabled by Complete Solaria that consumers know and trust • Delivered with speed and care 10 ©2022 OCTOBER 2022

11 Industry - Leading Solar Technology ▪ Premium product and strong brand ▪ Network of over 1,000 Pro Partners ▪ Advanced technology with 250+ patents ▪ Asset - lite model, low CapEx required Products ▪ Premium and Performance solar panels ▪ Leader in power output per panel ▪ Patent - protected aesthetics All - black panels built with no visible gaps between the cells and no visible wires

Beautiful, powerful solar panels differentiate Solaria

Bringing better products to market

	Industry Norm	Complete Solaria Solution
PRODUCT CHALLENGES	▪ Lower Wattage, aesthetically undifferentiated	▪ **PowerXT Modules**: Solar panels that achieve ultra-high output. Pure Black™ technology with no visible circuitry gives panels a beautiful, sleek appearance

EXHIBITS



360W 375W 360W 360W



PowerXT 400+W Module

- **Beauty & Power**
  Pure Black™ technology with no visible circuitry
- **Advanced Technology**
  10% to 20% more output with higher shade tolerance
- **30 Year Warranty**
  Panels are designed to perform for years

12 ©2022

OCTOBER 2022

©2022 Confidential Industry - Leading Solar Services ▪ Digital Platform for Sales and Installation ▪ Rapid Speed to Install and Performance ▪ A Leader in Customer Experience Partner Model for Scalability & Customer Experience ▪ VARs and channel partners sell our products ▪ Integrated financial products for homeowners ▪ Internal project management & customers care ▪ Distributed network of local installers

HelioQuote Automated quoting and design 14 ©2022 OCTOBER 2022 HelioTrack Project management, communication, coordination of the value chain Share the Sun Monitoring, Billing, Performance, Referrals Easy for Channels to sell solar Enhanced Customer Experience Stay Connected to the Customer Leading digital platform creates seamless customer journey Sales enablement, project management, partner coordination, and customer communication

Finance Partners Installer Partners Sales Partners Key Differentiators High performance panels with superior aesthetics Software, sales tools, financing: improves the sales process and enables new, better sales channels Rapid fulfillment platform creates a superior customer experience Corporate affiliates, EV Mfgs/Dealers, Real Estate Agents, Home Security, Roofers Local Construction Specialists Lenders, PPA Providers Homeowners Fulfillment Platform with Superior Products Homeowners 15 ©2022 OCTOBER 2022 Complete Solaria: technology, fulfillment platform, industry coordination

Complete Solaria’s business model scaleably manages the entire value chain Mix of in - house and coordinated partner activities utilizes industry capabilities and creates a seamless offering Residential Solar Value Chain Complete Solaria Model Traditional Manufacturers Upstream Value Chain Downstream Value Chain Manufacturing Phase Deployment Phase Product Design Manufacturing Distribution Sales Project Development Installation Financing Software Sample Companies Various Regional and Local Sales and Installers Vertically Integrated Downstream Traditional Regional and Local Sales and Installers Financing Platforms Software Platforms Internal capability Legend: Capability accessed by coordinating third parties or or or 16 ©2022 OCTOBER 2022

Complete Solaria merger unlocks an extensive dealer network Combine Solaria products with Complete Solar services and expand Complete Solar nationally 2022 Complete Solar Footprint 2022 Solaria Pro Partners Pro Partners Over 1,000 solar installers who buy Solaria panels ▪ Combined offering of Solaria panels bundled with high margin services and financing options from Complete Solar ▪ Become a national network of build partners for Complete Solar customer sales (expand from 16 to 49 states, then Europe) ▪ Foothold in important European markets 17 ©2022 OCTOBER 2022

Complete Solaria world-class management team and renowned investors

Experience, skill, and scalability

Management Team



Will Anderson
CEO
- Co-Founder, Chairman of Board Complete Solar
- Former CEO Risk Allocation Systems
- BS MIT, MBA Stanford, President & Director Olympic Regional Training Center



Tony Alvarez
President
- CEO, Director Solaria
- C-Level positions at Aptina, Advanced Analogic, Leadis and Cypress
- Former Director SunEdison, ChipMOS, SunEdison Semiconductor Chairman



Albert Luu
CFO
- Raised >$10B in renewable project finance 60+ Tax Equity funds
- Former CFO Swell Energy
- VP Global Capital Markets at SolarCity



Vikas Desai
CCO
- Founded and built SunPower Residential business from $0 to $1B+
- CEO EchoFirst and Powerside
- SVP & GM at SunEdison



Dave Anderson
CMO & Strategic Partnerships
- Co-Founder, Director Complete Solar
- Former CEO, Owner Vertex Leads
- President Alliance Marketing Group



Mark Swanson
COO
- COO Solaria
- Former COO, Borrego Solar
- Former VP of Manufacturing and New Products, SunPower

Select Existing Investors

ENPHASE



TJ Rodgers
Board Member
- SunPower Chairman at IPO
- Led Enphase Energy turnaround
- Led Enovix SPAC M&A

THE CARLYLE GROUP



John Oldenburg
Board Observer
- Managing Director, The Carlyle Group
- Board Member for Valcour Wind Energy, Revere Power and Southeast PowerGen

EIF ECOSYSTEM INTEGRITY



Devin Whatley
Board Member
- Managing Partner, Ecosystem Integrity Fund
- Board member for Synova, Former Director OneEnergy Renewables, and KeVita

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OCTOBER 2022

19 ©2022 19 Financial Report Section II

OCTOBER 2022 ©2022 20 Margin and Profitability ● Increased module margin in Q4 2022 ● Break - even in Q3 2023 Financial Projections Strong Expected Growth Driven by Merger Synergies and Greater Capitalization Revenue Growth ● Geographic expansion ● Bundled products ● Revamped module manufacturing supply came online in Q3 ‘22

21 ©2022 21 SPAC Merger Details Section III

SPAC Merger capitalizes Complete Solaria's national and international expansion

The Business

- One-stop-shop that can coordinate numerous sales, installation, and finance partners to deliver solar to consumers via highly orchestrated transactions organized on a single platform

The SPAC

- Freedom Acquisition I Corp. (NYSE: FACT) is a publicly-listed special purpose acquisition company with $345mm in cash

Valuation

- Pro forma Enterprise Value of $553mm
- Equates to 1.9x 2023E Revenue

Capital Structure and Ownership

- Pro forma ownership of ~51% existing investor roll-over, ~39% public SPAC shareholders, ~5% convertible notes and ~5% SPAC sponsors[1]

Select New Investors



Tidjane Thiam
Board Member

- Executive Chairman, Freedom Acq.
- CEO, Credit Suisse (2015 to 2020)
- CEO, Prudential (2009 to 2015)



Adam Gishen
Board Member

- CEO, Freedom Acq.
- Sr. Executive Roles at Credit Suisse (2015 to 2020)
- 20+ Years in Financial Services (including Lehman Brothers and Monura)

1 – Assuming no redemptions

22 ©2022

OCTOBER 2022

Policy Tailwinds Scalable Platform Features 1 – Assuming certain prevailing wage and apprenticeship requirements are met 2 – Wood Mackenzie Power & Renewables, “Pedal to the metal: The Inflation Reduction Act will accelerate decarbonization in the United States,” August 2022 (https:// www.woodmac.com/horizons/pedal - to - the - metal - iron - and - steels - one - point - four - trillion - usd - shot - at - decarbonisation/) Complete Solaria is ready for a transformative equity investment ▪ The IRA extends and expands a solar Investment Tax Credit (ITC) at +30% through 2032 1 Expanded Tax Credits ▪ The solar industry will be a major beneficiary of the IRA: the act is expected to increase solar capacity deployments by 67% over the next 10 years 2 Impact Legislation ▪ The Inflation Reduction Act (IRA) was signed into law on August 16, 2022 Tech infrastructure fully commercialized Ready - to - scale network model Ready - to - scale integrated end - to - end platform Product design complete Manufacturing secured 23 ©2022 OCTOBER 2022

Freedom Acquisition I Corp. consists of experienced operators and investors focused on high - growth, scalable technology investments Tidjane Thiam Executive Chairman ▪ CEO of Credit Suisse from 2015 to 2020: record - breaking profits in 2019 ▪ CEO of Prudential from 2009 to 2015: market cap. increased by 3.3x ▪ Senior executive for Aviva, Partner at McKinsey, among others Adam Gishen CEO ▪ Several senior roles at Credit Suisse from 2015 to 2020 ▪ Partner at Ondra Partners, a financial advisory firm ▪ Senior roles at Lehman Brothers, Nomura, among others Abhishek Bhatia Board Observer ▪ Several senior roles at FWD group from 2015 to 2020 including Group Chief Officer of New Business Models and CEO of a full stack digital insurer in Singapore ▪ Various senior roles at Prudential including CEO of Poland Edward Zeng Director ▪ Founder & Chairman of Next G, a leading investment banking and investment firm ▪ CEO of China Bridge Capital ▪ Manages US$2bn+ of capital, focusing on China - based emerging technology companies Proven Track Record in Business and Finance Diverse Global Network World Class Management Team 24 ©2022 OCTOBER 2022

1 – S&P Capital IQ, as of September 28, 2022; Note: Residential Solar Equities Index is a composite index weighted by Market Cap of RUN, NOVA, SPWR, MAXN, ENPH, GNRC, SUNL and SEDG Residential solar stocks have significantly outperformed the market Index % Change Between July 26, 2022, and September 28, 2022 NASDAQ Composite S&P 500 Residential Solar Equities Index - 4.42% - 5.15% 13.97% The tailwinds from the passage of the legislation have insulated the solar industry from economic headwinds Key Points The IRA provides long - term policy support for the residential solar industry - 10.00% 26 - Jul - 22 10.00% 5.00% 0.00% - 5.00% 15.00% 20.00% 25.00% 30.00% 35.00% 31 - Jul - 22 05 - Aug - 22 10 - Aug - 22 15 - Aug - 22 20 - Aug - 22 25 - Aug - 22 30 - Aug - 22 04 - Sep - 22 09 - Sep - 22 14 - Sep - 22 19 - Sep - 22 24 - Sep - 22 Select Solar Equities vs the Nasdaq and S&P500 Index Value Since IRA Announcement 1 NASDAQ Composite S&P 500 Residential Solar Equities Index 25 ©2022 OCTOBER 2022

Transaction Overview

Sources and Uses

($ in millions)

Sources:	
Rolled Equity from Existing Investors [1]	$450
SPAC Cash [2]	346
Bridge Financing [3]	30
Total Sources	**$826**
Uses:	
Rolled Equity from Existing Investors	$450
Cash to Balance Sheet	356
Estimated Transaction Fees	20
Total Uses	**$826**

Illustrative Pro-Forma Capitalization

($ in Millions, Except Share Price)

Share Price at Close	$10.00
Pro Forma Shares Outstanding [4]	88.8
Pro Forma Equity Value	**$888**
(+) Debt Outstanding	22
(-) Cash to Balance Sheet	(356)
Pro Forma Total Enterprise Value	**$553**
Operating Metrics:	
FY2023E Revenue	$285
FY2024E Revenue	412
Valuation Metrics:	
Enterprise Value / FY2023E Revenue	1.9x
Enterprise Value / FY2024E Revenue	1.3x

Illustrative Pro Forma Ownership



Rolled Equity from Existing Investors 1
Public SPAC Shareholders
Bridge Financing
SPAC Sponsors
50.7%
38.9%
5.2%
5.3%

$553 million Pro Forma Enterprise Value

1.9x / 1.3x 2023E / 2024E Revenue

39% Public SPAC Shareholders Ownership [5]

Closing Expected H1 2023

Please refer to "Disclaimer on Slides 2 and 3 including the paragraphs discussing forward-looking statements, the use of projections, and non-GAAP financial measures"

1 – Includes full conversion of any existing convertible notes and full exercise of any existing warrants

2 – Assumes no redemptions. Actual results may vary

3 – Proceeds from Convertible Notes will be received prior to the Closing of the SPAC Merger

4 – Excludes public warrants that are out of the money until the strike price of $11.50

5 – Excludes warrants, earnouts, options and RSAs

26 ©2022

OCTOBER 2022

Complete Solaria’s valuation is attractive compared to benchmarks 1 – Company filings and S&P Capital IQ as of September 28, 2022; Note: Complete Solaria data is based on Complete Solaria’s internal projections Transaction priced at a discount to Complete Solaria’s peer group average Complete Solaria 2.3x 1.6x 11.3x 6.8x 13.7x 2.8x 0.7x 3.4x 23E EV/Revenue 1 Downstream Companies Upstream Companies 1.9x Transaction priced at a >20% discount to SunPower’s 23E EV/Revenue Peer Comps Set Simple Average 27 ©2022 OCTOBER 2022

17.7% 31.1% 36.8% 7.9% 33.6% 9.0% 46.3% 27.4% Complete Solaria’s operational benchmarks are intriguing Complete Solaria is growing faster than its peers and has attractive margins and a capital efficient model 23E Revenue Growth 1 21A Capital Intensity 3 23.0% 82.1% 48.0% 19.7% 40.3% 38.4% 10.0% 30.2% 138.7% 873.5% 150.5% 130.5% 134.9% 147.3% Complete Solaria 51.5% 23E Gross Margins 2 136.0% >1000% >1000% Upstream Companies Downstream Companies 15.7% Peer Comps Set Simple Average 1 – Company filings and S&P Capital IQ as of September 28, 2022; Note: Complete Solaria data is based on Complete Solaria’s internal projections 2 – Company filings and S&P Capital IQ as of September 28, 2022; Note: Complete Solaria data is based on Complete Solaria’s internal projections and the Peer Comps Set Simple Average line excludes SUNL 3 – Company filings and S&P Capital IQ as of September 28, 2022; Note: Complete Solaria data is based on Complete Solaria’s internal projections and the Peer Comps Set Simple Average line excludes SUNL, NOVA and RUN. Capital Intensity is calculated as the ratio of CY 2021 Revenue / CY 2021 Assets 28 ©2022 OCTOBER 2022

Closing Summary Business Model Innovation Complete Solaria is a category expanding residential solar company that is positioned to finally address the segment’s massive Total Available Market COMPELLING FUNDAMENTALS Complete Solaria intends to access massive revenue growth opportunities at attractive margins leveraging a capital - light model OPPORTUNE TIMING Complete Solaria is well positioned to exceed thanks to the passage of the Inflation Reduction Act and the development of its scalable model 29 ©2022 OCTOBER 2022

Risk Factors 30 ©2022 OCTOBER 2022 1. Our business currently depends in part on the availability of rebates, tax credits and other financial incentives. The expiration, elimination or reduction of these rebates, credits or incentives or our ability to monetize them could adversely impact our business. 2. Existing regulations and policies and changes to these regulations and policies may present technical, regulatory, and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our products and services. 3. We rely on net metering and related policies to offer competitive pricing to our customers in many of our current markets and changes to net metering policies may significantly reduce demand for electricity from residential solar energy systems. 4. We depend on a limited number of suppliers of solar panels and other system components to adequately meet anticipated demand for our solar service offerings. Any shortage, delay or component price change from these suppliers or delays and price increases associated with the product transport logistics could result in sales and installation delays, cancellations and loss of market share. 5. We utilize third party sales and installation partners whose lack of execution could result in sales and installation delays, cancellations, and loss of market share. 6. We may be unable to generate sufficient cash flows or obtain access to external financing necessary to fund our operations and make adequate capital investments, as planned due to the general economic environment and any market pressure that would drive down the average selling prices of our solar power products, among other factors. 7. We need to raise capital to finance the continued growth of our residential solar service business. If capital is not available to us on acceptable terms, as and when needed, our business and prospects would be materially and adversely impacted. 8. Changes in international trade policies, tariffs, or trade disputes could significantly and adversely affect our business, revenues, margins, results of operations, and cash flows. 9. The execution of our growth strategy is dependent upon the continued availability of third - party financing arrangements for our projects, including our residential lease program, which is affected by general economic conditions and other factors. 10. If we fail to manage our operations and growth effectively, we may be unable to execute our business plan, maintain high levels of customer service or adequately address competitive challenges. 11. We have international activities and customers in the European Union, and plan to continue these efforts, which subject us to additional business risks, including logistical complexity. 12. We have incurred losses and may be unable to achieve or sustain profitability in the future. 13. A material drop in the retail price of utility - generated electricity or electricity from other sources could adversely impact our ability to attract customers which would harm our business, financial condition and results of operations. 14. We face competition from both traditional energy companies and renewable energy companies. 15. Certain of our key operational metrics are based on various assumptions and estimates we make that cover an extended period of time. Actual experience may vary materially from these estimates and assumptions and therefore undue reliance should not be placed on these metrics. 16. Our business is concentrated in certain markets including California, putting us at risk of region - specific disruptions. 17. Our growth strategy depends on the widespread adoption of solar power technology.

Risk Factors 31 ©2022 OCTOBER 2022 18. Our business could be adversely affected by seasonal trends, poor weather, labor shortages, and construction cycles. 19. The ongoing COVID - 19 pandemic could adversely affect our business, financial condition and results of operations. 20. Natural disasters, terrorist activities, political unrest, and other outbreaks could disrupt our delivery and operations, which could materially and adversely affect our business, financial condition, and results of operations. 21. We derive a significant portion of our revenue from CED and the loss of this customer, or renegotiation of the relevant contract with this customer, could adversely impact our business. 22. Rising interest rates may adversely impact our business. 23. We may not realize the anticipated benefits of past or future acquisitions, and integration of these acquisitions may disrupt our business. 24. We depend on our intellectual property, and we may face intellectual property infringement claims that could be time - consuming and costly to defend and could result in the loss of significant rights. 25. We may be required to file claims against other parties for infringing our intellectual property that may be very costly and may not be resolved in our favor. 26. Developments in technology or improvements in distributed solar energy generation and related technologies or components may materially adversely affect demand for our offerings. 27. We depend on the success of our relationships with our third - party contract manufacturers to assemble our solar cells into solar panels and any damage to those relationships or any failure to obtain sufficient capacity could significantly delay our ability to ship our solar panels and damage our customer relationships. 28. Our business is subject to complex and evolving data protection laws. Many of these laws and regulations are subject to change and uncertain interpretation and could result in claims, increased cost of operations or otherwise harm our business. 29. Any unauthorized access to or disclosure or theft of personal information we gather, store or use could harm our reputation and subject us to claims or litigation. 30. If we fail to comply with laws and regulations relating to interactions by us or our dealers with current or prospective residential customers could result in negative publicity, claims, investigations and litigation and adversely affect our financial performance. 31. We may be unsuccessful in introducing new service and product offerings. 32. Damage to our brand and reputation or change or loss of use of our brand could harm our business and results of operations. 33. Our success depends on the continuing contributions of our key personnel. 34. If we or our dealers or suppliers fail to hire and retain a sufficient number of employees and service providers in key functions, our growth and our ability to timely complete customer projects and successfully manage customer accounts would be constrained. 35. Our operating results and our ability to grow may fluctuate from quarter to quarter and year to year, which could make our future performance difficult to predict and could cause our operating results for a particular period to fall below expectations. 36. Our ability to obtain insurance on the terms of any available insurance coverage could be materially adversely affected by international, national, state or local events or company - specific events, as well as the financial condition of insurers.

Risk Factors 32 ©2022 OCTOBER 2022 37. We may be subject to breaches of our information technology systems, which could lead to disclosure of our internal information, damage our reputation or relationships with dealers, suppliers, and customers, and disrupt access to our online services. Such breaches could subject us to significant reputational, financial, legal, and operational consequences. 38. As our sales to residential customers have grown, we have increasingly become subject to substantial financing and consumer protection laws and regulations. 39. The competitive environment in which we operate often requires us to undertake customer obligations, which may turn out to be costlier than anticipated and, in turn, materially and adversely affect our business, results of operations and financial condition 40. As the primary entity that contracts with homeowners, we are subject to risks associated with construction, cost overruns, delays, regulatory compliance and other contingencies, any of which could have a material adverse effect on our business and results of operations. 41. If we are unable to maintain effective internal controls over financial reporting and disclosure controls and procedures, or if material weaknesses are discovered in future periods, the accuracy and timeliness of our financial and operating reporting may be adversely affected, and confidence in our operations and disclosures may be lost. 42. Compliance with occupational safety and health requirements and best practices can be costly, and noncompliance with such requirements may result in potentially significant penalties, operational delays and adverse publicity. 43. Problems with performance of our solar energy systems may cause us to incur expenses, may lower the value of our solar energy systems and may damage our market reputation and adversely affect our business. 44. Our business has benefited from the declining cost of solar energy system components and our business may be harmed to the extent the cost of such components stabilize or increase in the future. 45. We are exposed to the credit risk of homeowners and payment delinquencies on our accounts receivables. 46. Product liability claims against us could result in adverse publicity and potentially significant monetary damages. 47. We are subject to legal proceedings and regulatory inquiries and we may be named in additional claims or legal proceedings or become involved in regulatory inquiries, all of which are costly, distracting to our core business and could result in an unfavorable outcome or harm our business, financial condition, results of operations or the trading price for our securities. 48. The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified directors and officers. 49. Our historical financial results may not be indicative of what our actual financial position or results of operations would have been if we were a public company. 50. There may not be an active trading market for shares of our common stock, which may cause shares of our common stock to trade at a discount from their initial trading price and make it difficult to sell any purchased shares of our common. 51. Sales of a substantial number of our common stock in the public market by its existing shareholders could cause our share price to decline. 52. Our charter documents and applicable Delaware law could discourage takeover attempts and other corporate governance changes.